UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):       January 17, 2006
                                                --------------------------------

                          CADENCE RESOURCES CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            UTAH                         0-25170               87-0306609
-----------------------------  ---------------------  --------------------------
(State or other jurisdiction           (Commission           (IRS Employer
      of incorporation)               File Number)        Identification No.)

4110 Copper Ridge Drive, Suite 100, Traverse City, MI            49684
--------------------------------------------------------------------------------
         (Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code:         (231) 941-0073
                                                   -----------------------------


--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

On January 10, 2006, Aurora Antrim North, L.L.C. ("North"), a wholly owned borrowing subsidiary of Cadence Resources Corporation ("Cadence" or "the Company"), entered into an Asset Purchase Agreement with NorAm Energy, L.L.C., Provins Family, L.L.C. and O.I.L. Energy Corp. (collectively, "OIL")(the "Agreement"). Under the Agreement, North has agreed to purchase from OIL, oil and gas leases, working interests, and interests in related pipelines and production facilities that are located in the Hudson Township area of the Michigan Antrim gas play, including interests in the Hudson 34, Hudson SW, Hudson NE, Hudson NW, Hudson West, Hudson 13, Hudson 19, Hudson IV, Boyne Valley and Chandler projects, together with a membership interest in Hudson Pipeline and Processing Co., L.L.C. OIL has been a joint venture partner with the Company in developing the assets in the Hudson Township area. Once the assets have been purchased as provided in the Agreement, the Company will hold from 49% to 96% working interest in many fields and will otherwise generally control most of the gas producing assets in this area.

Under the Agreement, the base purchase price will be approximately $27,500,000, subject to certain adjustments as provided in the Agreement. The acquisition is required to close by February 28, 2006.

North paid a nonrefundable deposit of $1,000,000 at the time the Agreement was executed. Additional nonrefundable deposits in the amount of $500,000 are required to be paid by North on February 1, 2006, and February 17, 2006, if the closing has not yet occurred by those dates. All nonrefundable deposits paid will be applied to the purchase price at closing. As soon as possible after closing, the Company will replace OIL as operator of those properties currently operated by OIL that are subject to the Agreement.

Item 4.01         Changes in Registrant's Certifying Accountant

Because of the merger of Aurora Energy, Ltd. into a subsidiary of Cadence Resources Corporation that was closed on October 31, 2005, with Aurora Energy, Ltd. management taking over control of management of the Company, there have been two sets of auditors actively engaged in the business of the Company over the last several months. Audit reports of two different auditors have been included in the Company's most recent SEC filings, including the S-4 Registration Statement used in connection with seeking approval of the Aurora Energy, Ltd. stockholders for the merger, two SB-2 Registration Statements filed after the effective date of the merger, and a post-effective amendment to an SB-2 Registration Statement that had been declared effective prior to the closing of the merger.

For its fiscal year ending September 30, 2005, Cadence Resources Corporation continued to engage as its certified public accountants, Williams & Webster, P.S. of Spokane, Washington. Williams & Webster, P.S. has been the auditor of the Company for a number of years. For the fiscal year ending December 31, 2004, and during the fiscal year ending December 31, 2005, Aurora has engaged as its auditor, Rachlin Cohen & Holtz, LLP, of Miami, Florida.

On January 10, 2006, the Audit Committee of the Company met to evaluate which of the two audit firms to engage to conduct the audit for the fiscal year ending December 31, 2005. As a result of the merger, the Company has changed its fiscal year. This means that a new 10-KSB filing is required for the period ending December 31, 2005, and a new audit will have to be prepared for the year ending December 31, 2005 reflecting combined financial statements of the two companies. The Company's Audit Committee has voted to retain Rachlin Cohen & Holtz, LLP to perform the December 31, 2005 audit.

This is not based upon any disagreement with Williams & Webster, P.S. or any dissatisfaction with its performance. The Audit Committee does not believe that Williams & Webster, P.S. has exhibited an inability or failure to perform its functions as an auditor. No inference of deficiency in the capability of Williams and Webster should be drawn from this change. The selection of Rachlin Cohen & Holtz, LLP is based solely on the fact it has been actively involved in auditing Aurora Energy, Ltd. and reviewing its quarterly financial statements during the year 2005.

Current management (formerly Aurora Energy, Ltd. management) is comfortable continuing this audit relationship. The business brought to the combined companies by Aurora Energy, Ltd. will be more significant in size than the business brought to the combined companies by Cadence Resources Corporation. Based on these factors, in the Audit Committee's judgment, it makes more sense for purposes of continuity to continue to work with Rachlin Cohen & Holtz, LLP.

Although from a management perspective this is a continuation of an auditing relationship, from a legal perspective, due to the merger, this is a change in auditors requiring a report under item 4.01.

Item 8.01         Other Events.

On January 17, 2006, Cadence issued a press release announcing the agreement with OIL. A copy of the press release is included as Exhibit 99.1 to this Form 8-K.

                                  EXHIBIT INDEX

Exhibit No.                  Description

99.1                         Press Release dated January 17, 2006.


                                   SIGNATURES

According to the requirements of the Securities Exchange Act of 1939, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on January 17, 2006.

                                         CADENCE RESOURCES CORPORATION


Date:  January 17, 2006                  /s/  William W. Deneau
                                         ---------------------------------------
                                         By: William W. Deneau
                                         Its: President